Exhibit 3.10

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENTOFGREEN RIVER PROCESSING, LLC (a Delaware Limited Liability Company)THE MEMBERSHIP INTERESTS ISSUED UNDER THIS AGREEMENT HAVE BEEN OR WILL BE ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. ANY SUCH MEMBERSHIP INTERESTS MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ABOVE DESCRIBED SECURITIES LAWS OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE MEMBERSHIP INTERESTS ISSUED UNDER THIS AGREEMENT ARE SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS UNDER THIS AGREEMENT.

TABLE OF CONTENTS Page

ARTICLE 1 FORMATION OF COMPANY 2 1.1 Formation 2 1.2 Name 2 1.3 · Purpose; Powers 2 1.4 Term 2 1.5 Principal Place of Business; Registered Office and Registered Agent 2 1.6 Partnership Status for Income Tax Purposes 3 1.7 Title to Company Property 3 1.8 Limited Liability 3 ARTICLE 2 MEMBERS 3 2.1 Members 3 2.2 Membership Interest 3 ARTICLE 3 RIGHTS OF MEMBERS 4 3.1 Voting 4 3.2 Meetings 4 3.3 Actions Requiring Member Approval 4 3.4 Contracts with Affiliates 4 3.5 Liability to Third Parties 5 3.6 Indemnification 5 ARTICLE 4 MANAGEMENT 5 4.1 Management by Members; Managing Member 5 4.2 No Duty to Consult 5 4.3 Duties and Powers of Managing Member 5 4.4 Resignation and Removal of the Managing Member 8 ARTICLE 5 OFFICERS 8 5.1 Officers 8 5.2 Removal 9 5.3 Resignations 9 5.4 Vacancy 9 5.5 President 9 Page i

5.6 Vice Presidents 9 5.7 Assistant Vice Presidents 10 5.8 Secretary 10 5.9 Treasurer 10 5.10 Assistant Treasurers 11 5.11 Authority and Duties of Officers 11 ARTICLE 6 CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS 11 6.1 Capital Contributions 11 6.2 Distributions 11 ARTICLE 7 TRANSFER OF INTEREST 127.1 Limitation of Transfer 127.2 Transferees 12 ARTICLE 8 DISSOLUTION AND TERMINATION 12 8.1 Dissolution 12 8.2 Liquidation and Termination 13 ARTICLE 9 MISCELLANEOUS PROVISIONS 13 9.1 Notices 13 9.2 Integrated and Binding Agreement; Amendment 14 9.3 Construction 14 9.4 Headings 14 9.5 Severability 14 9.6 Rights and Remedies Cumulative; Waivers 14 9.7 Heirs, Successors and Assigns 14 9.8 Third Party Beneficiaries 15 9.9 Partition 15 9.10 Governing Law 15 9.11 No Waiver of Rights 15 9.12 Counterparts; Facsimiles 15 Page ii

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
GREEN RIVER PROCESSING, LLC

This Third Amended and Restated Limited Liability Company Agreement (this "***Agreement***") of GREEN RIVER PROCESSING, LLC, a Delaware limited liability company (the "***Company***"), effective as of July 31, 2015, is entered into by and among the undersigned Members of the Company.

RECITALS

A. Capitalized terms not otherwise defined herein shall have the meanings given them on Exhibit A to this Agreement.

B. The Company was initially formed as a limited liability company pursuant to a Certificate of Formation (the "***Certificate of Formation***") filed with the Secretary of State of Delaware on February 6, 2014 in accordance with the provisions of the Delaware Limited Liability Company Act (such statute and any successor statute, as amended from time to time, being herein called the "***Act***").

C. QEP Field Services Company ("***QEP Field Services***"), a Delaware corporation and the initial member of the Company, previously executed the Limited Liability Company Agreement of the Company dated as of February 6, 2014;

D. On July 1, 2014, QEP Field Services transferred 40% of the outstanding Membership Interests in the Company to QEP Midstream Partners, LP, a Delaware limited partnership (the "***Partnership***"), which subsequently transferred such Membership Interests to QEP Midstream Partners Operating, LLC, a Delaware limited liability company and the wholly owned subsidiary of the Partnership (the "***Operating Company***"), and upon such transfer, QEP Field Services became the Managing Member of the Company;

E. QEP Field Services and the Operating Company executed the Amended and Restated Limited Liability Agreement of the Company dated as of July 1, 2014;

F. Effective as of October 19, 2014, QEP Field Services and Tesoro Logistics LP, a Delaware limited partnership, executed a Membership Interest Purchase Agreement (the "***MIPA***"), pursuant to which, among other things, the Partnership agreed to acquire all of the outstanding Membership Interests of QEP Field Services, LLC ("***QEPFS***"), a Delaware limited liability company;

G. In connection with the MIPA and effective December 2, 2014, QEP Field Services and QEPFS executed a Contribution, Conveyance and Assumption Agreement (the "***Contribution of Membership Interests***") pursuant to which certain Membership Interests of the Company owned by QEP Field Services were transferred from QEP Field Services to QEPFS;

H. Effective upon the execution of the Contribution of Membership Interests, QEPFS replaced QEP Field Services as a Member of the Company, and QEPFS and the Operating

1

Company became the two Members of the Company and executed the Second Amended andRestated Agreement of the Company effective December 2, 2014; andI. The undersigned now desire to execute this Agreement to amend and restate the Second Amended Agreement and set forth the terms and conditions under which the management, business, and financial affairs of the Company will be conducted.AGREEMENTNOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties hereby covenant and agree as follows:ARTICLE 1FORMATION OF COMPANY1.1 Formation. The Company has been organized as a Delaware limited liability company by the filing of its Certificate of Formation under and pursuant to the Act. To the extent any provision of this Agreement conflicts with any provision of the Certificate of Formation, the provisions of the Certificate of Formation govern.1.2 Name. The name of the Company is “Green River Processing, LLC”. All Company business shall be conducted in that name or such other names that comply with applicable law as the Members may select from time to time.1.3 Purpose; Powers. The purpose of the Company shall be to own and operate the Processing Assets, as described in Exhibit D, to cause such expansions to the Processing Assets as may be approved in accordance with this Agreement, to take all such other actions incidental or ancillary to the foregoing as the Members may determine to be necessary or desirable and to pursue or engage in any other lawful business or activity in which a limited liability company may be engaged under the Act.1.4 Term. The Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue in existence as a separate legal entity until the Company is terminated in accordance with this Agreement and a certificate of dissolution is filed in accordance with the Act.1.5 Principal Place of Business; Registered Office and Registered Agent.(a) The principal place of business ofthe Company shall be at the address set forth opposite its name on Exhibit B to this Agreement. The Members, at any time and from time to time, may change the location of the Company’s principal place of business and may establish such additional place or places of business of the Company as the Members determine to be necessary or desirable.(b) The Company’s initial registered office and initial registered agent shall be as provided in the Certificate of Formation, or such other office or agent as the Members may designate from time to time in a manner provided by Law. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent pursuant to the Act.

1.6 Partnership Status for Income Tax Purposes. The Company intends to be classified as a partnership for federal, state and, if applicable, local income tax purposes. This characterization, solely for such tax purposes, does not create or imply a general partnership among the Members for state law or any other purpose.

1.7 Title to Company Property. All property owned by the Company shall be owned by the Company as an entity. Insofar as permitted by applicable law, no Member shall have any ownership interest in any Company property in its individual name or right. The Company may hold its property in its own name or in the name of a nominee determined by the Members.

1.8 Limited Liability. No Member or agent of the Company shall have any personal obligation for any debt, obligation or liability of the Company, to the maximum extent that such limitation on liability is permitted by the Act.

ARTICLE2

MEMBERS

2.1 Members

(a) The name and address of each Member are set forth on Exhibit B attached hereto.

(b) Each Member shall be admitted to the Company as a Member of the Company upon its execution of this Agreement.

2.2 Membership Interests.

(a) The interest of a Member in the Company will be designated as an “Interest” and will be expressed as a percentage interest (such percentage, the “Membership Interest”). Except for possible different percentages of ownership evidenced thereby and except for specific rights or obligations of a Member, including, but not limited to, in such Member’s capacity as a Managing Member, as set forth herein, all Interests will be of equal standing, and there will be no preferences, rights, limitations, or restrictions among or between them. The Membership Interest of each Member is set forth on Exhibit C attached hereto.

ARTICLE 3

RIGHTS OF MEMBERS 3.1 Voting. With respect to any matter for which Members are permitted or required to vote under the Act or this Agreement, each Member shall be entitled to one (1) vote for each one percent (1%) of Membership Interest to which its Interests are entitled.

3.2 Meetings. The Members may make any decision or take any action at a meeting, by conference telephone call, by written consent, by oral agreement or by any other method they elect; provided that, at the request of any Member a decision or action of the Members must be made or taken by written consent signed by Members holding the Interests required to approve such decision or action.

3.3 Actions Requiring Member Approval. In addition to any other matters under applicable Law or this Agreement that require the approval of the Members, the Company (or the Managing Member, officers and agents acting on its behalf) shall not take any of the following actions without having first received the approval of the Members holding at least sixty six and two-thirds (66%%) percent of the issued and outstanding Membership Interests of the Company:

(a) admit a new Member or create new Membership Interests;

(b) amend the Certificate of formation or this Agreement, except an amendment by the Managing Members permitted under Section 9; or

(c) dissolve, wind-up or liquidate, in whole or in part.

3.4 Contracts with Affiliates. If necessary or otherwise appropriate, the Company may enter into contracts and agreements with any Member and/or any of its Affiliates for the rendering of services, provided such services are on arm’s length terms that are no less favorable to the Company than those available from unrelated third parties. No Person having an interest in any such transaction shall have any liability to the Company or any Member solely by virtue of such relationship or conflict if the material facts as to the relationship and transaction are disclosed or are known to the Members and, if required, the transaction is approved pursuant to this Section 3.4. Agreements relating to the provision of services as set) forth in this Agreement shall be deemed approved for all purposes hereunder.

3.5 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.3.6 Indemnification. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Managing Member and any officers, directors, stockholders, partners, members, employees, affiliates, representatives or agents of the Company or the Managing Member (each, an “Indemnified Party”) shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by an Indemnified Party in good faith, unless such act or omission constitutes bad faith, gross negligence or willful misconduct. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnified Party from and against any and all losses, liabilities, damages, costs, expenses, judgments, claims and demands whatsoever arising out of or in any way relating to such Indemnified Party’s position with the Company or any act or omission of the Indemnified Party’ in connection with the Company, except to the extent such loss, liability, damage, cost, expense, judgment, claim or demand results from such Indemnified Party’s bad faith, gross negligence or willful misconduct.

ARTICLE4

MANAGEMENT

4.1 Management by Members; Managing Member. In accordance with the Act, management of the Company shall be vested in the Members, and except as otherwise provided in this

Agreement, the day-to-day business, affairs and assets of the Company shall be managed, arranged and caused to be coordinated by the Managing Member as set forth below in Section 4.3. Subject to and in accordance with the provisions of this Agreement, the Managing Member shall have all necessary and appropriate powers to carry out the purposes of the Company set forth in Section 1.3. Unless authorized in writing to do so by this Agreement or by the Managing Member, no attorney-in-fact, employee or other agent of the Company, and no Member, other than the Managing Member, acting alone, shall have any power or authority to bind the Company in any way.

4.2 No Duty to Consult. Except as otherwise provided herein or by applicable Law, the Managing Member will not have a duty or obligation to consult with or seek the advice of the Members on any matter relating to the day-to-day business affairs of the Company duly delegated to the Managing Member pursuant to this Agreement; provided, however, that the Managing Member will not be restricted from consulting with or seeking the advice of the other Members.

4.3 Duties and Powers of Managing Member. Subject to any Member approval expressly required under this Agreement, the Managing Member shall be responsible for and shall manage the affairs and business of the Company and shall conduct, on behalf of the Company, all operations in connection with the Company and its assets, including the Processing Assets.

4.4 Resignation and Removal of the Managing Member.(a) The Managing Member may voluntarily resign at any time upon notice to the other Members. Such resignation shall be in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the other Members. The acceptance of a resignation will not be necessary to make it effective, unless expressly so provided in the resignation.(b) The Managing Member may be removed as the Managing Member of the Company by a majority of the other Members voting in accordance with their Membership Interests upon delivery of written notice from the other Members to the Managing Member.(c) Upon the resignation of the Managing Member under Section 4.4(a), a new Managing Member may be elected by the consent of a majority of the Members voting in accordance with their Membership Interests, provided such new manager is reasonably acceptable to all Members. Upon the removal of the Managing Member under Section 4.4(b), a new Managing Member may be elected by the consent of the other Members, provided such new manager is reasonably acceptable to all Members. Any resignation or removal of the Managing Member shall not prejudice such Managing Member’s economic or other rights as a Member of the Company.

ARTICLES

OFFICERS

5.1 Officers. The Managing Member may periodically appoint officers of theCompany which shall include a President, one or more Vice Presidents (which may include

Executive Vice Presidents, Senior Vice Presidents and other categories of Vice Presidents), a Secretary, a Treasurer, and such other officers as may be appointed in accordance with the provisions set forth herein. The Managing Member from time to time may appoint other officers or agents (including, without limitation, one or more Assistant Vice Presidents, one or more Assistant Secretaries or one or more Assistant Treasurers), to hold office for such period, have such authority and perform such duties as are provided in this Agreement or as may be provided by the Managing Member. Any number of offices may be held by the same person, provided that the offices of President and Secretary may not be held by the same person.

5.2 Removal. Any officer may be removed by the Managing Member at any time, with or without cause. The term of an officer’s service, as well as the salary and other compensation, if any, to be paid an officer shall be determined by the Managing Member. Such officer shall have only the limited authority so delegated to such officer by the Managing Member or this Agreement.

5.3 Resignations. Any officer may resign at any time by giving written or electronic notice of such resignation to the Managing Member. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Managing Member. Unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.4 Vacancy. A vacancy in any office by reason of death, incapacity, resignation, removal or otherwise shall be filled by the Managing Member (or by an officer to whom authority to fill such vacancy has been delegated by the Managing Member) for the unexpiredl portion of the term in the manner prescribed by this Agreement.

5.5 President. The President shall be the chief executive officer of the Company. Subject to the direction of the Managing Member, the President shall have general charge of the business affairs and property of the Company and shall have general supervision over the officers and agents of the Company. The President shall see that all orders of the Managing Member are carried into effect. The President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts, agreements and other instruments duly authorized by the Managing Member, except in cases where the signing and execution thereof shall be expressly delegated by the Managing Member or by statute to some other officer or agent. The President shall perform such other duties as are given to him or her by this Agreement or as from time to time may be assigned to him or her by the Managing Member.

5.6 Vice Presidents. In the absence or disability of the President, any Vice President designated by the President (or in the absence of such designation, the Vice President designated by the Managing Member) shall perform all the duties of the President and, when so acting, shall have all the powers of and be subject to all restrictions upon the President. Any Vice President may also sign and execute in the name of the Company deeds, mortgages, bonds, contracts, agreements and other instruments duly authorized by the Managing Member, except in cases where the signing and execution thereof shall be expressly delegated by the Managing Member or by statute to some other officer or agent. Each Vice President shall perform such other duties as are given to him or her by this Agreement or as from time to time may be assigned to him or her by the Managing Member or the President.

5.7 Assistant Vice Presidents. At the request of any Vice President or in his or her absence or disability, the Assistant Vice President designated by the Managing Member shall perform all the duties of the Vice President and, when so acting, shall have all the powers of and be subject to all restrictions upon the Vice President. The Assistant Vice Presidents shall perform such other duties as from time to time may be assigned to them by the Managing Member.

5.8 Secretary. The Secretary shall:(a) Record all the proceedings of the meetings of the Managing Member and any committees in a book or books to be kept for that purpose;(b) Cause all notices to be duly given in accordance with the provisions of thisAgreement and as required by statute;(c) Be custodian of the records of the Company;(d) See that the lists, books, reports, statements, certificates and other documents and records required by statute are properly kept and filed; and(e) In general, perform all duties incident to the office of Secretary and such other duties as are given to him or her by this Agreement or as from time to time may be assigned to him or her by the Managing Member or the President. At the request of the Secretary or in his or her absence or disability, the Assistant Secretary designated by the Managing Member shall) perform all the duties of the Secretary and, when so acting, shall have all the powers of and be subject to all restrictions upon the Secretary. The Assistant Secretaries shall perform such otherduties as from time to time may be assigned to them by the Managing Member.

5.9 Treasurer. The Treasurer shall:(a) Have charge of and supervision over and be responsible for the funds, securities, receipts and disbursements of the Company;(b) Cause the moneys and other valuable effects of the Company to be deposited in the name and to the credit of the Company in such banks or trust companies or with such bankers or other depositaries as shall be selected or to be otherwise dealt with in such manner as the Managing Member may direct;(c) Cause the funds of the Company to be disbursed by checks or drafts upon the authorized depositaries of the Company, and cause to be taken and preserved proper vouchers for all moneys disbursed;(d) Render to the Managing Member or the President, whenever requested, a statement of the financial condition of the Company and of all his or her transactions as Treasurer;(e) Cause to be kept at the Company’s principal office correct books of account of all its business and transactions and such duplicate books of account as he or she shall determine, and upon application cause such books or duplicates thereof to be exhibited to any director;(f) Be empowered, from time to time, to require from the officers or agents of the Company, reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Company; and(g) In general, perform all duties incident to the office of Treasurer and such other duties as are given to him or her by this Agreement or as from time to time may be assigned to him or her by the Managing Member or the President.

5.10 Assistant Treasurers. At the request of the Treasurer or in his or her absence or disability, the Assistant Treasurer designated by the Managing Member shall perform all the duties of the Treasurer and, when so acting, shall have all the powers of and be subject to all restrictions upon the Treasurer. The Assistant Treasurers shall perform such other duties as from time to time may be assigned to them by the Managing Member.

5.11 Authority and Duties of Officers. In addition to the foregoing authority and duties, all officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Managing Member. The President, subject to the approval of the Managing Member, may prescribe in writing the powers, authority and duties of any officers of the Company (other than the President), which he or she may deem advisable or appropriate, and may authorize any officer of the Company to delegate further in writing, with such limitations as the President or such delegating officer may deem advisable or appropriate, the powers,) authority and duties delegated to such officer.

ARTICLE 6

CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS

6.1	Capital Contributions. As an initial Capital Contribution, QEPFS contributed theProcessing Assets to the Company.

(a) The Members shall make such other Capital Contributions from time to time, in proportion to their respective Membership Interests. The foregoing shall not limit any obligation to make Capital Contributions pertaining to the Processing Assets as required under Section 4.5.

6.2 Distributions. All distributions of cash or other property (except upon the Company’s dissolution, which shall be governed by the applicable provisions of the Act and Article 8) shall be made to the Members in accordance with their respective Membership Interests. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the Members pursuant to this Section 6.2. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law. ·

ARTICLE 7

TRANSFER OF INTERESTS

7.1 Limitation on Transfer.(a) No Member, nor its successors, transferees or assigns, shall, directly or indirectly, voluntarily or involuntarily, Transfer all or any portion of its Membership Interest except Transfers constituting Permitted Transfers or otherwise approved in advance in writing by the Members. Any attempted Transfer of an Interest that is not made in accordance with this Agreement shall be null and void and shall have no effect.(b) Notwithstanding anything to the contrary in this Agreement, no portion of an Interest may be Transferred, and no Member may cause or permit a direct or indirect interest in itself to be Transferred, if the Members determine that any such Transfer could result in the classification of the Company as an association taxable as a corporation for U.S. federal and applicable state income tax purposes, unless the Members determine to waive the provisions of this Section 7.1(c).

7.2 Transferees. A transferee of an Interest effected in accordance with this Agreement shall be entitled to receive the share of Company income, gains, losses, deductions, credits and distributions to which its transferor would have been entitled; provided that the transferee of any Interest shall not become a Member of the Company unless: (a) the instrument of assignment so provides; (b)(i) such transferee received its Interest in a Permitted Transfer orin a Transfer approved in accordance with Section 7.1 or (ii) the admission of such transferee as) a Member is consented to by the Members, in their sole discretion; and (c) such transfereeagrees in writing to be bound as a Member by this Agreement, the Certificate and any other agreements then existing by and among the Members. Upon becoming a Member, such transferee shall have all of the rights and powers of, shall be subject to all of the restrictions applicable to, shall assume all of the obligations of, and shall succeed to the status of, its predecessor, and shall in all respects be a Member under this Agreement. The use of the term “Member” in this Agreement shall be deemed to include any such additional Members. Until such transferee is admitted as a Member pursuant to this Section 7.2, (a) such transferee shall not be entitled to participate in the management of the Company or to exercise any voting or other rights or powers of a Member, except for the rights described in the first sentence of this Section 7.2, and (b) the transferor Member shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Interest Transferred.

ARTICLE 8

DISSOLUTION AND TERMINATION

8.1 Dissolution. Subject to the other provisions of this Agreement, the Company shall only be dissolved upon the first to occur of the following: (a) the written instructions of the Members; (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (c) the sale or other transfer of all, or substantially all, of the Company’s assets outside of the ordinary course of business.

8.2 Liquidation and Termination. Upon the occurrence of an event requiring the winding up of the Company, unless it is reconstituted pursuant to the Act, the Managing Member or a Person or Persons selected by the Managing Member shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distributions as provided herein. The steps to be accomplished by the liquidator are as follows:(a) As promptly as possible after an event requiring the winding up of the Company and again after final liquidation, the liquidator, if requested by any Member, shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which an event requiring the winding up of the Company occurs or the final liquidation is completed, as appropriate.(b) The liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, the liquidator shall sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price therefor; provided, however, that upon the consent ofthe Members, the liquidator may distribute such properties in kind.(c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets. Upon the completion of the distribution of Company cash and property as provided in this Section 8.2 in connection with the liquidation of the Company, the Certificate and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be cancelled and such other activities as may be necessary to terminate the Company shall be taken by the liquidator.(d) Notwithstanding any provision in this Agreement to the contrary, noMember shall be obligated to restore a deficit balance in its capital account at any time.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notices. All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered; (b) two business days after the same have been deposited in a United States post office via certified mail/return receipt requested; (c) the day sent by facsimile transmission; or (d) the next business day after same have been deposited with a national overnight delivery service (e.g., Federal Express)—in each case addressed to the parties at the address set forth on Exhibit B to this Agreement. A party hereto may change or supplement the addresses on Exhibit B, or designate additional addresses, for purposes of this

Section 9.1 by giving the Company and the other parties hereto written notice of the new address in the manner set forth above.

9.2 Integrated and Binding Agreement; Amendment. This Agreement contains the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, representations or warranties among the parties hereto other than those set forth herein. This Agreement may be amended only as provided in this Agreement. Notwithstanding any other provision of this Agreement the parties hereto agree that this Agreement constitutes a legal, valid and binding agreement, and is enforceable against each of them in accordance with its terms.

9.3 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

9.4 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

9.5 Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid, in whole or in part for any reason, such illegal, unenforceable or invalid provision or part thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 9.5, then such stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

9.6 Rights and Remedies Cumulative; Waivers. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies, and are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

9.7 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon, and inure to the benefit of, the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

9.8 Third Party Beneficiaries. The parties to this Agreement shall be entitled to all of the privileges, benefits and rights contained herein; no other party shall be a third party beneficiary or have any rights hereunder or be able to enforce any provision contained herein.

9.9 Partition. The Members agree that the assets of the Company are not and will not be suitable for partition. Accordingly, the Members hereby irrevocably waive (to the fullest extent permitted by law) any and all rights that it may have, or may obtain, to maintain any action for partition of any ofthe assets ofthe Company.

9.10 Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions and principles thereof.

9.11 No Waiver of Rights. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise by a party of its rights hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

9.12 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original (including copies sent to a party by facsimile transmission) as against the party signing such counterpart, but which together shall constitute one and the same instrument. Signatures transmitted via facsimile, or PDF format through electronic mail (“e-maif’), shall be considered authentic and binding.{Signatures to follow.]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the day and year first above written. /s/ Charles S. Parrish QEP FIELD SERVICES, LLC, a Delaware /s/ Charles S. Parrish limited liability company By: Printed Name: Charles S. Parrish Title: Vice President, General Counsel and Secretary

QEP MIDSTREAM PARTNERS OPERATING, LLC, a Delaware limited liability company By: Printed Name: Charles S. Parrish Title: Vice President, General Counsel and Secretary

EXHIBIT A

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.“Act” shall have the meaning set forth in the recitals of this Agreement.“Affiliate” shall mean, with respect to any Person (a) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding capital stock of such Person, (b) any Person, ten percent (10%) or more of whose outstanding capital stock is directly or indirectly owned, controlled or held by such Person with power to vote such securities, (c) any Person, directly or indirectly, owning or holding or having the right to ten percent (10%) or more (i) of the distributions from such Person (including liquidating distributions) or (ii) of the economic or beneficial interest in such Person; (d) any Person directly or indirectly controlling, controlled by or under common control with such Person, and (e) any officer, director, member or partner of, or any Person related by blood or marriage to, such Person or any Person described in subsection (a), (b), (c) or (d) of this paragraph.“Agreement” shall have the meaning set forth in the Preamble.“Capital Contribution” shall mean any contribution to the capital of the Company by a Member in cash, property or services, or a binding obligation to contribute cash, property or services, whenever made.“Certificate of Formation” shall have the meanmg set forth in the Recitals to thisAgreement.“Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws and the rules and regulations promulgated thereunder.“Company” shall have the meaning set forth in the Preamble.“Contribution of Membership Interests” shall have the meaning set forth in the Recitals to this Agreement.“Indemnified Party” shall have the meaning set forth in Section 3.6 of this Agreement. “Interest” shall have the meaning set forth in Section 2.2 of this Agreement. “Managing Member” shall mean QEPFS.“Member” shall mean QEPFS, the Operating Company and any Person admitted as an additional member or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Membership Interest” shall mean a Member’s limited liability company interest in the Company and the other rights and obligations with respect thereto as set forth in Section 2.2 of this Agreement. Each Member’s respective Membership Interest is set forth beside the Member’s name in Exhibit C of this Agreement.“MIPA” shall have the meaning set forth in the Recitals to this Agreement.“Operating Company” shall have the meaning set forth in the Recitals to this Agreement.“Partnership” shall have the meaning set forth in the Recitals to this Agreement.“Permitted Transfer” shall mean any Transfer of an Interest by a Member to one or more of its subsidiaries or Affiliates, provided, that the transferring Member shall (i) retain all responsibility for the costs of such Transfer and (ii) unconditionally guaranty, in writing and pursuant to documentation in form and scope reasonably acceptable to the non-Transferring Members, the performance, liabilities and obligations under this Agreement of the Person to whom such Interest is Transferred.“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.“Processing Assets” shall mean the assets described in Exhibit D to this Agreement. “QEP Field Services” shall have the meaning set forth in the Recitals to this Agreement. “QEPFS’’ shall have the meaning set forth in the Recitals to this Agreement.“Transfer” shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Interest.

EXHIBIT B
THE COMPANY

THE COMPANY	ADDRESS FOR NOTICE PURPOSES
Green River Processing, LLC	19100 Ridgewood Parkway San Antonio TX 78259 (210) 626-6000 (phone) (210) 745-4610 (facsimile)

Members

Members	ADDRESS FOR NOTICE PURPOSES	CAPITAL CONTRIBUTION
QEP Field Services, LLC QEP Midstream Partners Operating, LLC	19100 Ridgewood Parkway San Antonio TX 78259 (210) 626-6000 (phone) (210) 745-4610 (facsimile)	Processing Assets described in Exhibit D --

EXHIBIT C

MEMBERSHIP INTEREST

Member Membership Interest

QEP Field Services Company 60%

QEP Midstream Partners Operating, LLC 40%

EXHIBIT D
PROCESSING ASSETS DESCRIPTION

The Processing Assets include all of the natural gas processing and fractionation facilities and related assets, properties, rights and interests owned, leased or used by QEPFS that are used to process and fractionate natural gas and provide related services at the Blacks Fork Complex and Emigrant Trail Processing Plant, each as described below, including (i) the facilities, fixtures, compressors, pipes, pipeline interconnect facilities, storage tanks, rail loading facilities and appurtenant machinery, equipment and facilities owned, leased or used by QEPFS (collectively referred to as the "***Facilities***"); (ii) permits, licenses and authorizations of governmental entities used by QEPFS in the Business, or in the ownership, operation, maintenance, repair or replacement of the Facilities; (iii) easements, rights-of-way agreements, option agreements, use agreements and similar type land-related agreements of QEPFS that are used in the Business or in connection with the ownership, operation, maintenance, repair or replacement of the Processing Assets; (iv) fee interests in real property owned by QEPFS relating to the Processing Assets; (v) leases and other similar interests covering real property that are owned or held by QEPFS and used in the conduct of the Business or in the ownership, operation, maintenance, repair or replacement of the Processing Assets; (vi) the Contracts of QEPFS that are used in the conduct of the Business, including contracts used in the ownership, operation, maintenance, repair or replacement of the Processing Assets and the processing and fractionation, purchase and sale, and marketing of natural gas and natural gas liquids (NGL), master service agreements, construction contracts and office leases; (vii) all spare parts, supplies, and other inventory held by QEPFS for future use in the Business; (viii) all furniture, tools, motor vehicles, machinery and equipment (to the extent not included in Facilities) and other tangible personal property of QEPFS that are used in the conduct of the Business; (ix) any and all unexpired warranties, claims, rights, or causes of action that QEPFS may have against third parties that relate to the Processing Assets, Facilities, permits, real property, contracts or the Business; and (x) all computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by QEPFS.

I. Blacks Fork Processing Complex

The Blacks Fork Processing Complex ("***Blacks Fork Complex***"), located in Sweetwater and Uinta counties, Wyoming, consists of three separate gas processing trains with total raw gas inlet processing capacity of up to 835 MMcf/d, depending on operating mode, and a NGL fractionation facility with total inlet capacity of approximately 15,000 Bbl/d, as discussed below:

- Blacks Fork I. The original cryogenic train, Blacks Fork I, was commissioned in 1996 and has raw gas inlet capacity of approximately 85 MMcf/d. Blacks Fork I serves as a backup to the Blacks Fork II processing train during periods of maintenance or when needed to process excess volumes.

- Blacks Fork JT. In 2006, a 250 MMcf/d Joule-Thomson (JT) train was reconfigured at the complex and was combined with an existing 80 MMcf/d JT train, bringing the total JT processing capacity to 330 MMcf/d at the location. The combined train is designed to recover sufficient NGLs from the raw gas to meet maximum hydrocarbon dewpoint specifications of connected downstream interstate pipelines. The JT train currently acts as a backup for the other Blacks Fork processing trains during periods of maintenance.• Blacks Fork II. Commissioned in 2011, Blacks Fork II was the third processing train built at the complex. This train utilizes two of Ortloff Engineers, LTD’s licensed processes together, the Recycle Split Vapor (RSV) and Carbon Dioxide Control (CDC). The train is able to switch between the Gas Subcooled Process (GSP) and RSV process modes to maximize NGL recoveries at various volumes and inlet gas compositions depending on customer processing needs. The RSV process allows for greater ethane recovery than a typical GSP facility and is available for use at raw gas inlet volumes up to 350 MMcf/d, while the GSP process allows this train to operate at the maximum raw gas inlet capacity of 420 MMcf/d but has a slightly lower ethane recovery. The CDC technology allows this train to operate in either RSV or GSP mode obtaining high ethane recovery without the need for costly C02 removal facilities upstream of the cryogenic process.The Blacks Fork II train utilizes waste heat recovery for process heat which reduces emissions and operating costs and enables a portion of the fractionator train to have ‘‘free heat”. Residue gas is compressed by two Solar Titan 130 gas turbines each rated for13,774 horsepower.• Blacks Fork Fractionator. The original fractionator was constructed at the same time as) Blacks Fork I and had a capacity of 5,000 Bbl/d. An additional 10,000 Bbl/d of capacity was added in the second quarter of 2013 and incorporates a butane splitter and expandedtruck and rail loading facilities. The fractionation facility allows for production of propane, iso and normal butane, and gasoline-range products for delivery and sales to local, regional and national markets.

II. The Emigrant Trail Processing Plant

The Emigrant Trail Processing Plant (the “Emigrant Trail Plant”), located in Uinta County, Wyoming, consists of one cryogenic gas processing train with total raw gas inlet capacity of approximately 55 MMcf/d. The original plant was commissioned in 1984 and was acquired by QEP Field Services in 2005 from Duke Energy.